Filed Pursuant to Rule 433
Registration Nos. 333-285582 and 333-285582-01

*FULL PRICING DETAILS* Carvana Auto Receivables Trust 2025-P2 (CRVNA 2025-P2)

Joint Lead Bookrunners: Citigroup (Str. & B&D), BNP Paribas, and Santander

--ANTICIPATED CAPITAL STRUCTURE--

TOTAL OFFERED

CL	SIZE($MM)	SIZE($MM)	WAL*	S/F	P.WIN*	E.FINAL*	L.FINAL	BENCH	SPREAD	YIELD	COUPON	PRICE
==========================================================================================================================
A-1	73.000	69.350	0.23	A-1+/F-1+	01-05	11/25	07/26	I-Curve	+16	4.495	4.495	100.00000
A-2	186.000	176.700	1.00	AAA/AAA	05-19	01/27	08/28	I-Curve	+50	4.608	4.56	99.99587
A-3	229.000	217.550	2.42	AAA/AAA	19-40	10/28	08/30	I-Curve	+60	4.597	4.55	99.99194
A-4	96.280	91.466	3.86	AAA/AAA	40-53	11/29	06/31	I-Curve	+77	4.799	4.75	99.99412
B	27.310	25.944	4.62	AA+/AA	53-58	04/30	07/31	I-Curve	+110	5.166	5.11	99.99497
C	29.260	27.797	5.13	A/A	58-65	11/30	11/31	I-Curve	+145	5.547	5.48	99.98249
D	9.430	8.958	5.40	BBB/BBB	65-65	11/30	06/33	I-Curve	+195	6.073	5.99	99.96544
N^	19.500	18.525	0.28	BB+/BB+	01-07	01/26	06/33	I-Curve	+145	5.789	5.71	99.99734
R	45.910(MV)	43.6145(MV)								19.000
==========================================================================================================================

*Based on 1.30% ABS Pricing Speed to 2% Call

^Based on Case 2 assumptions outlined in the Class N OM and Certificate PPM

--Transaction Details--

* Total Size : $669.780mm *NO GROW*

* Offered Size : $636.290mm *NO GROW*

* Ticker : CRVNA 2025-P2

* Expected Ratings : Fitch/S&P (A-N)

* Pricing Speed : 1.30% ABS Pricing Speed to 2% Call

* Offering Format : A-D: SEC / N: 144A/RegS

* Min. Denoms : A-D: $1k x $1k / N: $850K x $1k

* Expected Pxg : Week of 06/09/25

* Expected Settle : 06/17/25

* First Pay : 07/10/25

* ERISA : A-D: Yes / N: No

* Bill & Deliver : Citigroup

--Available Materials--

* Preliminary Prospectus, Ratings FWP, Preliminary Class N OM and Certificate PPM

* Intex CDI (attached)

* Intex Dealname: XCVAR25P2 ; Password: 42A7

* Deal Roadshow : https://dealroadshow.com/e/CRVNA25P2 ; Entry Code (Case Sensitive): CRVNA25P2

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.